EXHIBIT 10.1

RESTRICTED BUSINESS CONTRIBUTION AGREEMENT
among
CHRISTOPHER CLINE,
FORESIGHT RESERVES LP,
ADENA MINERALS, LLC,
NATURAL RESOURCE PARTNERS L.P.,
NRP (GP) LP,
GP NATURAL RESOURCE PARTNERS LLC
and
NRP (OPERATING) LLC

RESTRICTED BUSINESS CONTRIBUTION AGREEMENT
     THIS RESTRICTED BUSINESS CONTRIBUTION AGREEMENT is entered into on, and effective as of, the Closing Date among Christopher Cline (“Cline”), an individual residing in Palm Beach County, Florida; Foresight Reserves LP, a Nevada limited partnership (“Foresight”); Adena Minerals, LLC, a Delaware limited liability company and wholly owned subsidiary of Foresight (“Adena” and, together with Cline and Foresight, collectively, the “Adena Parties”); Natural Resource Partners L.P., a Delaware limited partnership (the “MLP”); NRP (GP) LP, a Delaware limited partnership (including any permitted successors and assigns under the MLP Agreement (as defined herein), the “General Partner”); GP Natural Resource Partners LLC, a Delaware limited liability company (the “Managing General Partner”) and NRP (Operating) LLC, a Delaware limited liability company (the “OLLC”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Adena Parties, the MLP, for itself and in its capacity as the sole member of the OLLC, the OLLC, the General Partner, for itself and in its capacity as the general partner of the MLP, and the Managing General Partner, for itself and in its capacity as the general partner of the General Partner, desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II of this Agreement, with respect to (a) those business opportunities that the Adena Entities are required to offer to the Partnership Group, (b) the procedures whereby such business opportunities are to be offered to the Partnership Group and accepted or declined, and (c) the identification by the Parties of areas of mutual interest with respect to certain assets referred to herein and included in offers of certain business opportunities that the Adena Entities are required to offer to the Partnership Group.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
Definitions
1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acquired Properties” is defined in Section 2.4(a).
“Acquired Properties AMI” is defined in Section 2.4(a).
“Additional AMI Certificates” is defined in Section 2.4(b).
“Adena” is defined in the introduction to this Agreement.

     “Adena Entities” means the Adena Parties and their respective Affiliates (including, without limitation, all Persons that are Affiliates of any Adena Party as of the date of this Agreement and all Persons that become Affiliates of any Adena Party after the date of this Agreement) other than the Partnership Entities.
     “Adena Parties” is defined in the introduction to this Agreement.
     “Adjacent Reserves” means the coal reserves subject to the Adjacent Reserves Option, as defined in Section 3.1 of the Purchase Option Agreement.
     “Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
     “Agreement” means this Restricted Business Contribution Agreement, as it may be amended, modified, or supplemented from time to time.
     “AMI Certificate” means the certificate acknowledged, agreed to and delivered by the Parties concurrently with the execution and delivery of this Agreement, as contemplated by Section 2.4(a).
     “Applicable Period” means the period commencing on the Closing Date and terminating on the date on which the Adena Entities cease to be entitled to nominate for election any individuals to serve as members of the board of directors of the Managing General Partner pursuant to the terms and provisions of the Managing General Partner Operating Agreement and that certain Investor Rights Agreement dated as of the date hereof by and among Adena, the General Partner, the Managing General Partner and Robertson Coal Management LLC, a Delaware limited liability company.
     “Assignable Reserves” means any interest in any coal reserves and/or resources (as defined by the United States Geologic Survey) held or acquired by any Adena Entity, including any ownership or fee interest, leasehold or subleasehold interest, royalty interest or otherwise, other than any such interests to be acquired by the Partnership Group for consideration pursuant to the transactions contemplated by the Second Contribution Agreement.
     “Cline” is defined in the introduction to this Agreement.
     “Closing Date” means the date of the closing of the transactions contemplated by the Contribution Agreement.
     “Conflicts Committee” is defined in the MLP Agreement.

     “Consideration” means the consideration to be delivered for a Restricted Business acquired by the Partnership Group pursuant to Section 2.3 in the form of cash, limited partner interests in the MLP, limited partner interests in the General Partner (including special allocations with respect to the Incentive Distribution Rights held by the General Partner), or any combination thereof.
     “Consideration Cap” means an aggregate interest in the General Partner entitling the Adena Entities to the right to receive all cash distributions and other income and deductions related to 40% of the General Partner’s 2% general partner interest in the MLP and to 61.538% of the General Partner’s Incentive Distribution Rights (or 40% of all of the Incentive Distribution Rights), as further set forth in the General Partner Partnership Agreement.
     “Contribution Agreement” means that certain Contribution Agreement dated as of December 14, 2006 by and among Foresight, Adena, the MLP, the General Partner, the Managing General Partner and the OLLC.
     “Foresight” is defined in the introduction to this Agreement.
     “General Partner” means the General Partner and its successors as general partner of the MLP.
     “General Partner Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of the General Partner dated as of the Closing Date, as such agreement may be amended, modified or supplemented from time to time after the Closing Date.
     “Hard Minerals” means naturally occurring deposits of minerals that are in solid form at room temperature that can be extracted, processed and sold for economic gain, which minerals include but are not limited to coal, aggregates, potash, copper, gold, limestone, iron ore, platinum, silver, uranium and trona.
     “Hard Minerals AMI” means, collectively, the Acquired Properties AMI and all Offer AMIs.
     “Hard Minerals Restricted Business” is defined in Section 2.1(a)(i).
     “Managing General Partner” means the Managing General Partner and its successors as general partner of the General Partner.
     “Managing General Partner Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of the Managing General Partner dated as of the Closing Date, as such agreement may be amended, modified or supplemented from time to time after the Closing Date.

     “Mining Operations” means the mining, extraction, processing and sale of Hard Minerals, whether conducted through any business, assets or Person.
     “MLP” is defined in the introduction to this Agreement.
     “MLP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the MLP dated as of the Closing Date, as such agreement may be amended, modified or supplemented from time to time after the Closing Date.
     “Mutually Agreed Firm” is defined in Section 2.3(c)(ii).
     “Non-Producing Hard Minerals Reserves” means reserves of Hard Minerals that are not associated with Mining Operations.
     “Offer” is defined in Section 2.3(b).
     “Offer AMI” is defined in Section 2.4(b).
     “OLLC” is defined in the introduction to this Agreement.
     “Operate” means the unrestricted right to own, operate, purchase, sell, swap, otherwise transfer, lease or invest in, in whole or in part, directly or indirectly, a particular asset or business.
     “Option Expiration Date” is defined in Section 2.2(e).
     “Option Offer” means a bona fide written offer from Cline to Trout giving Trout the option to purchase the Option Reserves identified in such offer pursuant to the terms and conditions of the Purchase Option Agreement or the Wildcat Agreement, as applicable.
     “Option Period” means the 14-day period following the receipt by Trout of an Option Offer.
     “Option Reserves” means the Adjacent Reserves and the Wildcat Adjacent Reserves, collectively.
     “Panther” means Panther, LLC, a West Virginia limited liability company.
     “Partnership Entities” means the Managing General Partner, the General Partner, the MLP, the OLLC and any Subsidiary of the MLP or the OLLC.
     “Partnership Group” means the MLP, the General Partner, the OLLC and any Subsidiary of the MLP or the OLLC.
     “Party” or “Parties” is defined in the introduction to this Agreement.

     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Purchase Option Agreement” means that certain Second Amended and Restated Purchase Option Agreement dated as of December 30, 2003 by and among Trout, Trout II, Panther and Cline, as amended by Amendment No. 1 dated as of March 21, 2005, as such agreement may be further amended, modified or supplemented from time to time after the Closing Date in accordance with Section 3.15.
     “Restricted Businesses” is defined in Section 2.1(a).
     “Second Contribution Agreement” is defined in the Contribution Agreement.
     “Selected Firm” is defined in Section 2.3(c)(ii).
     “Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Transportation Infrastructure Restricted Business” is defined in Section 2.1(a)(ii).
     “Transportation Infrastructure Restricted Business Certificate” means the certificate acknowledged, agreed to and delivered by the Parties concurrently with the execution and delivery of this Agreement, as contemplated by Section 2.1(a).
     “Trout” means Trout Coal Holdings, LLC, a Delaware limited liability company.
     “Trout II” means Trout Coal Holdings II, LLC, a Delaware limited liability company.
     “Trout Acceptance Notice” means a notice delivered by Trout or Trout II, as applicable, to Cline indicating that Trout or Trout II, as applicable, has elected to purchase the Option Reserves that are the subject of the Option Offer pursuant to the terms and conditions of the Purchase Option Agreement or the Wildcat Agreement, as applicable.
     “Trout Rejection Notice” means a notice delivered by Trout or Trout II, as applicable, to Cline indicating that Trout or Trout II, as applicable, has elected not to purchase the Option Reserves that are the subject of the Option Offer pursuant to the terms and conditions of the Purchase Option Agreement or the Wildcat Agreement, as applicable.
     “Valuation” means (i) the valuation submitted by the Mutually Agreed Firm or (ii) if there is no Mutually Agreed Firm, the arithmetic mean of the valuation submitted by the Adena Entity’s Selected Firm and the valuation submitted by General Partner’s Selected Firm.
     “Wildcat Adjacent Reserves” is defined in the Wildcat Agreement.
     “Wildcat Agreement” means that certain Wildcat Adjacent Reserves and Royalty Payment Agreement dated as of December 30, 2003 by and between Trout and Cline, as amended by Amendment No. 1 dated as of March 21, 2005, as such agreement may be further amended, modified or supplemented from time to time after the Closing Date in accordance with Section 3.15.
ARTICLE II
Restricted Businesses; Areas of Mutual Interest
2.1 Restricted Businesses.
(a) During the Applicable Period and subject to Section 2.2, the Adena Entities shall be required to offer to the Partnership Group the opportunity to acquire all Restricted Businesses owned, operated or invested in by any of the Adena Entities, directly or indirectly, in each case in accordance with the procedures set forth in Section 2.3. For purposes of this Agreement, a “Restricted Business” means the following activities whether conducted through any business, assets or Person, directly or indirectly: (i) owning, investing in and/or entering into leases as lessor of any Hard Minerals in the United States or any overriding royalty interest in any Hard Minerals in the United States (a “Hard Minerals Restricted Business”), and (ii) owning, investing in, operating and/or leasing the transportation infrastructure assets included in or associated with (or to be included in or associated with) the projects in Illinois as identified on the Transportation Infrastructure Restricted Business Certificate (a “Transportation Infrastructure Restricted Business”). Notwithstanding the foregoing, a Restricted Business does not include (1) any beneficial ownership interest in a publicly traded company so long as such interest is held solely for passive investment purposes and is not controlled by an Adena Entity, (2) any beneficial ownership interest in a publicly traded company primarily engaged in Mining Operations and controlled by an Adena Entity so long as any assets contributed or otherwise conveyed to such publicly traded company by any Adena Entity do not constitute Restricted Businesses or are Restricted Businesses described in Section 2.2(b), and (3) the assets of a publicly traded company primarily engaged in Mining Operations and controlled by an Adena Entity that were not contributed to such publicly traded company by an Adena Entity. In addition, during the Applicable Period, without the prior written consent of the Partnership Group, no Adena Entity shall lease to another Adena Entity any Hard Minerals on terms that are more favorable to the Adena Entity lessee than could be obtained in an arms’ length transaction with a third party.
(b) For the purpose of clarity, the Adena Entities may Operate Mining Operations, public or private, and such activities shall not constitute a Restricted Business.
2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, an Adena Entity may Operate Restricted Businesses during the Applicable Period under the following circumstances only:
(a) The Adena Entities may own and operate the businesses and assets that are the subject of the Second Contribution Agreement until the closing of the transactions contemplated thereby or the earlier termination of the Second Contribution Agreement, in which latter event such businesses and assets shall not be subject to this Agreement.
(b) The Adena Entities may Operate Restricted Businesses that the General Partner has elected not to cause a member of the Partnership Group to pursue in accordance with the procedures set forth in Section 2.3.
(c) Subject to Section 2.2(d), the Adena Entities may Operate a Restricted Business consisting of Non-Producing Hard Minerals Reserves; provided, however, that upon production and sale of the first ton of coal from such reserves, the relevant Adena Entity will promptly provide written notice to the General Partner that Mining Operations have begun with respect to such Hard Minerals Restricted Business and such Adena Entity shall comply with the provisions of Section 2.1(a) and Section 2.3.
(d) Notwithstanding anything to the contrary in Section 2.2(c), the Adena Entities may not sell, swap, exchange or otherwise transfer, directly or indirectly, any of the Hard Minerals included in or associated with (or to be included in or associated with) any of the projects identified in the Transportation Infrastructure Restricted Business Certificate (it being acknowledged and agreed by the Parties that all such Hard Minerals are Restricted Businesses to be offered to the Partnership Group pursuant to Section 2.1(a) and Section 2.3).
(e) The Adena Entities may Operate a Restricted Business consisting of Option Reserves until the earliest to occur (the “Option Expiration Date”) of (i) receipt by Cline of a Trout Rejection Notice with respect to such Option Reserves during the Option Period, (ii) the expiration of the Option Period without receipt by Cline of a Trout Rejection Notice or a Trout Acceptance Notice with respect to such Option Reserves, and (iii) if Cline has received a Trout Acceptance Notice with respect to such Option Reserves during the Option Period, the earlier to occur of (A) the closing of the sale of such Option Reserves to Trout or Trout II, as applicable, pursuant to the terms and conditions set forth in the Purchase Option Agreement or the Wildcat Agreement, as

applicable, and (B) the expiration of the 45th day after receipt by Trout or Trout II, as applicable, of such Option Offer. Upon the occurrence of the Option Expiration Date, the Adena Entities shall comply with the provisions of Section 2.1(a) and Section 2.3 with respect to such Option Reserves, subject in each case to the rights of first refusal, if applicable, set forth in Section 3.3 of the Purchase Option Agreement and Section 2.3 of the Wildcat Agreement, as applicable. Notwithstanding anything to the contrary in this Section 2.2(e), the Adena Parties shall not be required to comply with the provisions of Section 2.1(a) and Section 2.3 from and after the Option Expiration Date with respect to any Option Reserves that are Non-Producing Hard Minerals Reserves; provided, however, that upon production and sale of the first ton of coal from such Option Reserves, the Adena Entities will promptly provide written notice to the General Partner that Mining Operations have begun with respect to such Option Reserves and the Adena Entities shall be required to comply with the provisions of Section 2.1(a) and Section 2.3, subject in each case to the rights of first refusal, if applicable, set forth in Section 3.3 of the Purchase Option Agreement and Section 2.3 of the Wildcat Agreement, as applicable. Cline shall provide an Option Offer to Trout or Trout II, as applicable, as promptly as practicable after the acquisition, directly or indirectly, by the Adena Entities of any Option Reserves. Upon assignment of the Option (as defined in the Wildcat Agreement) to Trout Coal Holdings III or any other entity in accordance with the Wildcat Agreement, applicable references herein to “Trout” shall thereafter be references to Trout Coal Holdings III or such other entity.
2.3 Procedures.
(a) In the event that an Adena Entity owns, operates or invests in a Restricted Business that it is not otherwise permitted to own, operate or invest in pursuant to Section 2.2, then such Adena Entity shall (1) promptly notify the General Partner in writing, (A) in the case of a Restricted Business consisting of Non-Producing Hard Minerals Reserves, within six months after the production and sale of the first ton of coal from such reserves, (B) in the case of a Transportation Infrastructure Restricted Business, within six months after the generation of any revenue with respect to such Restricted Business, and (C) in the case of a Restricted Business consisting of Hard Minerals not described in clause (A), within six months of such ownership, operation or investment in such Restricted Business, (2) deliver to the General Partner all information prepared by or on behalf of such Adena Entity relating to such Restricted Business and the proposed acquisition (including information with respect to coal production and sales or revenues) of such Restricted Business by the Partnership Group, and (3) offer the Partnership Group the opportunity to acquire such Restricted Business in accordance with this Section 2.3.
(b) In each such case described in Section 2.3(a), the offer to the Partnership Group (the “Offer”) shall set forth the terms relating to the purchase of such Restricted Business, including, without limitation, the requested form of Consideration, subject to the Consideration Cap, and, in respect of a Hard Minerals Restricted Business, the Offer AMI. Within 45 days after receipt of the Offer, the General Partner shall notify such Adena Entity in writing that either (x) the General Partner has elected not to cause a member of the Partnership Group to purchase such Restricted Business, in which event the Adena Entity shall be forever free to Operate such Restricted Business without any restriction imposed by this Agreement, or (y) the General Partner agrees or wishes in good faith to negotiate to cause one or more members of the Partnership Group to purchase such Restricted Business, in which event the following procedures shall be followed:
(c) The Adena Entity and the General Partner shall negotiate after receipt of such Offer by the General Partner, the terms on which the Restricted Business will be sold to one or more members of the Partnership Group. The Adena Entity shall provide all additional information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by the General Partner.
(i) If the Adena Entity and the General Partner, with the approval of the Conflicts Committee, agree on such terms within 45 days after initial receipt by the General Partner of the Offer, one or more members of the Partnership Group shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached. The contribution agreement for the Restricted Business will provide for the required Consideration to be delivered, subject to the Consideration Cap, and will contain commercially reasonable representations, warranties, covenants, agreements and closing conditions.
(ii) If the Adena Entity and the General Partner are unable to agree on the fair market value of the Restricted Business proposed to be contributed during the 45-day period after receipt by the General Partner of the Offer, the Adena Entity and the General Partner, with the approval of the Conflicts Committee, will engage a mutually agreeable investment banking firm with a national reputation (the “Mutually Agreed Firm”) to determine the fair market value of the Restricted Business. If the Adena Entity and the General Partner are unable to agree on such an investment banking firm, then each of the Adena Entity and the General Partner shall engage an investment banking firm with a national reputation (each, a “Selected Firm”) to determine the fair market value of the Restricted Business. In determining the fair market value of the Restricted Business, the Mutually Agreed Firm or each Selected Firm, as the case may be, will have access to the proposed contribution and acquisition values for the Restricted Business submitted by the Adena Entity and the General Partner, respectively. The Mutually Agreed Firm or each Selected Firm, as the case may be, will determine the value of the Restricted Business within 30 days and furnish the Adena Entity and the General Partner its opinion of such value. The fees of the Mutually Agreed Firm’s appraisal will be split equally between the Adena Entity and the MLP. The fees of each Selected Firm will be paid by the party engaging such Selected Firm or, in the case of the Selected Firm engaged by the General Partner, by the MLP. Upon receipt of the Valuation, the General Partner will cause one or more members of the Partnership Group to acquire the Restricted Business. If, at the end of the 45-day period, the General Partner has not invoked the valuation procedures called for in this Section 2.3(c)(ii), then the General Partner shall be deemed not to have elected to cause a member of the Partnership Group to purchase such Restricted Business, and the General Partner shall send the written notice described in Section 2.3(b)(x).
(iii) If the General Partner on behalf of the MLP elects to acquire the Restricted Business pursuant to Section 2.3(c)(ii), then as soon as commercially practicable after the fair market value of the Restricted Business has been determined in accordance with Section 2.3(c)(ii), one or more members of the Partnership Group shall purchase the Restricted Business for the Consideration equal to the Valuation. The contribution agreement for the Restricted Business will provide for the Consideration, subject to the Consideration Cap, and will contain commercially reasonable representations, warranties, covenants, agreements and closing conditions. If the Valuation is not equal to the amount specified in the Offer, then the Consideration shall be increased or decreased, pro rata based on the forms of Consideration specified in the Offer, to an amount equal to the Valuation, provided, that if the Partnership Group is contractually or legally restricted from delivering the Consideration (as so increased or decreased), then the Partnership Group shall be entitled to delay the closing of such acquisition for up to an additional 180 days in order to provide the required Consideration, and if the Partnership Group fails to deliver such Consideration at the end of such 180-day period, then such Restricted Business shall be treated as if the Partnership Group had declined to purchase such Restricted Business in accordance with Section 2.2(b), and the General Partner shall send the written notice described in Section 2.3(b)(x).
(iv) If two or more separate Restricted Businesses are included in the same notice delivered to the General Partner pursuant to Section 2.3(a)(1), the General Partner shall have the separate right of election as to each such Restricted Business.
     2.4 Area of Mutual Interest.
          (a) The Parties hereby create an area of mutual interest with respect to the properties of the Adena Entities to be acquired by the Partnership Group pursuant to the transactions contemplated by the Contribution Agreement and the Second Contribution Agreement (collectively, the “Acquired Properties”) consisting of the areas described in the AMI Certificate (the “Acquired Properties AMI”).
          (b) Each Offer of a Hard Minerals Restricted Business shall include an associated area of mutual interest with respect to the properties proposed to be acquired (the “Offer AMI”). The Parties shall supplement the AMI Certificate from time to time by adding supplements in the form of additional certificates in a form substantially similar to the AMI Certificate (the “Additional AMI Certificates”) after the Closing Date to include Offer AMIs negotiated in good faith as part of the Offer pursuant to Section 2.3(b) with respect to Hard Minerals Restricted Businesses acquired by the Partnership Group pursuant to Section 2.3.
          (c) During the Applicable Period, the Adena Entities shall be required to offer to the Partnership Group the opportunity to acquire any and all Assignable Reserves within the

Hard Minerals AMIs held or acquired by any Adena Entity after the date hereof. In the event that an Adena Entity holds or acquires any Assignable Reserves within a Hard Minerals AMI, such Adena Entity shall (1) notify the General Partner in writing as soon as practicable of such holding or acquisition, (2) deliver to the General Partner all information prepared by or on behalf of such Adena Entity relating to such Assignable Reserves and the proposed acquisition of such Assignable Reserves by the Partnership Group and (3) if the General Partner on behalf of the Partnership so elects and notifies such Adena Entity in writing, promptly convey, transfer and assign to one or more members of the Partnership Group designated by the General Partner on behalf of the MLP all of such Adena Entity’s right, title and interest in and to such Assignable Reserves, free and clear of all liens and encumbrances created as a result of debt incurred by any Adena Entity, (I) in the case of an Assignable Reserve in the Acquired Properties AMI, at no cost to the Partnership Entities, or (II) in the case of an Assignable Reserve in any Offer AMI, at the acquisition cost to the Adena Entity.
2.5 Scope of Prohibition. Except as provided in this Article II and the MLP Agreement, each Adena Entity shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Partnership Entity.
2.6 Enforcement. The Adena Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Adena Entities of the covenants and agreements set forth in this Article II, and that any breach by the Adena Entities of the covenants and agreements set forth in Article II would result in irreparable injury to the Partnership Group. The Adena Entities further agree and acknowledge that any member of the Partnership Group may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity for specific performance to compel the Adena Entities to perform their obligations under this Agreement and consent to the issuance of injunctive relief under this Agreement.
ARTICLE III
Miscellaneous
3.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of West Virginia and to venue in Charleston, West Virginia.
3.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this

Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2:
THE MLP, THE GENERAL PARTNER, THE MANAGING GENERAL PARTNER or THE OLLC:
c/o The MLP
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
AND
c/o The MLP
1035 3rd Avenue, Suite 300
Huntington, West Virginia 25727-2827
Telephone: (304) 522-5757
Facsimile: (304) 522-5401
Attention: President and Chief Operating Officer
With a copy (not itself constituting notice) to:
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone:(713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman
ANY ADENA PARTY
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield
With a copy (not itself constituting notice) to:

Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
3.3 Entire Agreement. This Agreement (together with, the Transportation Infrastructure Restricted Business Certificate, the AMI Certificate and any and all Additional AMI Certificates, all of which are incorporated by reference herein and deemed to be a part hereof) constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
3.4 Termination. Article II of this Agreement will terminate upon the expiration of the Applicable Period unless earlier terminated in writing by the Parties hereto.
3.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run. Time is of the essence of this Agreement.
3.6 Amendment, Supplement or Modification. This Agreement may be amended, supplemented or modified from time to time only by the written agreement of all the Parties; provided, however, that (a) the MLP and the OLLC may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units and (b) the AMI Certificate may be amended, supplemented or modified in accordance with Section 2.4(b) by the written agreement of the General Partner and Adena. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
3.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto, except for an assignment made in connection with the sale of the General Partner’s two percent general partner interest in the MLP.
3.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
3.10 Construction and Interpretation. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section” or “subsection” shall be to an Article, Section or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days. The headings of the Articles and Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
3.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees, and agrees to cause its Affiliates, to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
3.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
3.13 Negotiation of Rights of Limited Partners, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, assignee or other Person of the MLP shall have the right, separate and apart from the MLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
3.14 Compliance by Affiliates of Adena Parties. Each Adena Party hereby agrees and covenants that it shall cause each of its existing and future Affiliates to comply with all of the provisions of this Agreement that are applicable to the Adena Entities and shall be liable for any failure of any such Affiliate to comply with any such provision of this Agreement.
3.15 Amendments to Purchase Option Agreement and Wildcat Agreement. During the Applicable Period, Cline (including his successors and permitted assigns) will not amend, modify, supplement or terminate the Purchase Option Agreement or the Wildcat Agreement without the prior written agreement of the General Partner, with the approval of the Conflicts Committee.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

/s/ Christopher Cline
Christopher Cline

Foresight Reserves LP

By:	Insight Resource, LLC, its general partner

By:	/s/ Donald Holcomb
Donald Holcomb
Authorized Person

ADENA MINERALS, LLC

By:	/s/ Donald Holcomb
Donald Holcomb
Authorized Person

Natural Resource Partners L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Nick Carter
Nick Carter
President and Chief Operating Officer

NRP (GP) LP

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Nick Carter
Nick Carter President and Chief Operating Officer

NRP (Operating) LLC

By:	Natural Resource Partners L.P.,
its sole member

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Nick Carter
Nick Carter
President and Chief Operating Officer